Exhibit 99.3

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

Second Quarter 2018 Investor Questions & Answers

Published March 7, 2018

Forward Looking Statements

This document  includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers, the costs of compliance with governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions,  lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers, restrictive lending practices, management changes, the success of new and  existing products and services, consumer preferences, the pace of obtaining and producing at new production facilities, the pace of acquisitions and the successful closing and financial impact thereof, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, a shortage of necessary personnel for production, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strength of the U.S. dollar on international demand, general economic, market and political conditions, changes to investment and capital allocation strategies or other facets of our strategic plan,  and other risks and uncertainties including those discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2017 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2018.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this document  or to reflect any change in our expectations after the date of this document or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Executive Overview:

•	The financial results of fiscal year 2018 continue to demonstrate strong growth in both revenue and profitability, resulting in second quarter and first half records:
•	Second Quarter sales of $1.97 billion, up 24.1% from prior year
•	Second Quarter income before taxes of $141.1 million, up 43.4% from prior year
•	Second quarter diluted EPS of $1.51, up 22.8% from prior year

•
As a result of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, the Company’s effective tax rate for the quarter was 43.5%, driven primarily by an income tax charge related to the revaluation of its net deferred tax assets, partially offset by the year-to-date benefit of the lower federal tax rate provided under the Tax Act

•	First half sales of $4.20 billion, up 27.5% from prior year

•	First half income before taxes of $328.2 million, up 53.2% from prior year

•	High level of optimism continues throughout the dealer network
•	Early spring retail RV shows delivering favorable attendance and sales metrics

•	Consolidated Recreational Vehicle backlog up 33.9% to $2.80 billion
•	Backlog driven by continued strong consumer demand, particularly for Thor’s affordably-priced travel trailers and motorhomes

•	Economic conditions remain favorable for continued industry growth for the foreseeable future

Financial Highlights:

2Q data is as of January 31; FY data is as of or for the year ended July 31

Net Sales ($ millions) +24.1% $1,588.5 $1,971.6 2QFY17 2QFY18 Gross Margin 40 basis point increase 13.3% 13.7% 2QFY17 2QFY18 Diluted EPS +22.8% $1.23 $1.51 2QFY17 2QFY18 Backlog ($ millions) $2,090.3 $2,798.4 2QFY17 2QFY18 Debt ($ millions) -77.8% $360.0 $145.0 $80.0 FY16 FY17 2QFY18

Second Quarter Operating Results:

Q	Thor reported very strong, consolidated sales growth of 24.1% for the second quarter of 2018 over the sales of the second quarter of 2017. How were you able to achieve this strong performance?

A
Management’s execution of its strategic plan, combined with the continued year-over-year growth of the industry, positioned Thor to achieve record second quarter top line performance.  Thor’s second quarter revenue growth is the result of a number of factors positively impacting both segments of our business, towables and motorized, including:

•	Continued growth in industry and Thor retail sales on a year-over-year basis drove ongoing demand from our dealer base for our innovative and attractively-priced products,
•	Capacity additions over the past year allowed for higher unit production and, in turn, sales during the quarter, and
•	Production scheduling optimization and efficiency process enhancements allowed many of our subsidiaries to increase output from existing facilities while continuing to ensure a high level of quality.

Q	Thor’s gross margin for the second quarter was 13.7% compared to 14.9% for the first quarter. What drove the reduction?

A
Our business does not lend itself to meaningful sequential analysis because of varying seasonal demand and production.  While the strong, ongoing demand for our products has translated into more steady production throughout the year, some seasonality remains.  Consistent with the historic performance of our Company and the industry, our second quarter versus first quarter comparisons reflect lower production and sales volumes, due in part to holiday production schedules and winter-weather-related operating and shipping challenges. A year-over-year analysis is much more telling.

Q	Your second quarter gross margins have increased on a year-over-year basis by 40 basis points, what is driving this improvement?

A
The improvement in our consolidated gross margin from 13.3% for the second quarter of fiscal 2017 to 13.7% for the second quarter of fiscal 2018 is primarily a result of operational efficiencies attained in the past year by Jayco, which are bringing Jayco’s gross margins in closer alignment with Thor’s historical gross margins.  In addition, increased production rates and selective net sales price increases contributed to the margin improvement.  Improvements in our margin were partially offset by increases in labor costs and warranty costs which grew partially due to offering extended coverage on certain structural components of certain products since the prior year period.

Q	Your year-over-year gross margin improvement in the first quarter was 100 basis points. Why was this quarter’s increase not similar?

A
In the first quarter of fiscal 2018, our gross margin benefitted from the absence of a prior-year purchase accounting adjustment that reduced Q1 FY17 gross profit by approximately $2.6 million. Additionally, the increase in warranty costs, partially due to offering extended coverage on certain structural components of certain products since the prior-year end, was greater in the second quarter than the first quarter due to the timing of when the extended coverage began.

Q
Thor’s Selling, General and Administrative (SG&A) expenses were essentially flat on a year-over-year basis at approximately 6.0% of net sales for both years. Why was there minimal leverage of these costs as a percentage of sales given the increase in sales?

A
Our recent historical trend of SG&A expenses reflects a range of 5.5% to 6.0% of net sales. The costs included in SG&A are primarily variable in nature and fluctuate with the level of sales and income before income taxes. In addition, during the second quarter of fiscal 2018, we incurred a higher level of professional service fees due to the establishment of the joint venture, TH2, announced on February 15, 2018, as well as higher expenses related to sales and marketing initiatives in connection with our current marketing campaign focused on introducing our products and the RV lifestyle to a wider and more diverse customer base.

Q	Thor reported income before taxes growth of 43.4% on sales growth of 24.1% for the second quarter of fiscal 2018. What drove this performance?

A
Thor’s strong earnings performance was principally driven by our record second quarter net sales; improved year-over-year gross margins driven by the continued realization of operating efficiencies attained over the past year, primarily by Jayco; and reduced amortization and interest expenses.

Q	Thor reported net income growth of 23.1% compared to income before taxes growth of 43.4%. What drove this performance?

A
Although our income before taxes was up 43.4% from the prior year, our net income reflects the material increase in our second quarter effective tax rate of 43.5%, compared to our effective tax rate of 34.1% incurred in the second quarter of fiscal 2017. The increased effective tax rate is a direct result of the recently enacted Tax Act. See “Current Hot Topics” section below for further discussion regarding the impact of the Tax Act.

Q	What were Thor’s unit sales for the second quarter?

A	For the quarter, Towable unit sales increased 21.0%, and Motorized unit sales increased 15.5%.

	2Q18	2Q17	Unit Change	YOY % Change
Travel Trailer & Other	42,979	35,730	7,249	20.3%
Fifth Wheel	12,367	10,024	2,343	23.4%
Total Towable Unit Sales	55,346	45,754	9,592	21.0%

Class A	2,364	2,059	305	14.8%
Class C	4,191	3,631	560	15.4%
Class B	180	141	39	27.7%
Total Motorized Unit Sales	6,735	5,831	904	15.5%

Q	How does Thor’s second quarter unit sales performance compare to the industry?

A
Our Towable unit sales increased 9,592 units or 21.0%, from 45,754 units to 55,346 units, for the quarter ended January 31, 2018. According to statistics published by RVIA, for the three months ended January 31, 2018, combined travel trailer and fifth wheel wholesale units shipments increased 19.1% compared to the same period last year.

Our Motorized unit sales increased 904 units or 15.5%, from 5,831 units to 6,735 units for the quarter, compared to an industry growth rate of 15.8% for the three months ended January 31, 2018. Our performance in both segments during the quarter was primarily the result of our continued focus on those areas of the market with the strongest consumer demand, namely smaller travel trailers and more affordable gas Class A and Class C motorhomes.

Q	Backlog as of the end of the quarter is up 33.9% compared to last year’s second quarter. What’s driving the increase, and do you have the capacity to fulfill demand?

A
Our backlog has been favorably impacted by sustained industry growth driven in large part by new consumers adopting the RV lifestyle, as well as the positive reception from both dealers and consumers for the products we have introduced over the past year, including the numerous new and redesigned brands and industry exclusive features and floorplans, particularly the more affordably-priced travel trailers and motorhomes.

	2Q18	2Q17	YOY % Change
Towable Backlog	$1,816,520	$1,323,451	37.3%
Motorized Backlog	981,837	766,893	28.0%
Total RV Backlog	$2,798,357	$2,090,344	33.9%

We remain intensely focused on matching our capacity with the growing demand for our products, while mindful of the historical cyclical nature of our industry but also aware of the secular shift that has occurred in recent quarters that belies that history.  Management accurately anticipated the growth in demand and took aggressive steps to substantially increase capacity to meet this growing demand.  During the first half of fiscal 2018 and throughout fiscal 2017, we took numerous actions to increase our capacity, including process improvements, realignment of existing facilities, acquisitions of facilities and new plant construction.  During fiscal 2017, we completed expansion projects at Keystone, Jayco, Heartland, Airstream and Thor Motor Coach, all of which provided significant favorable impact to our second quarter production rates.  We also have capacity expansions currently in process or contemplated for fiscal 2018 at all of our subsidiaries. These projects will enable us to meet the growing demand for our products. During fiscal 2017, we invested $115 million in capital expenditures and have invested over $63 million during the first half of fiscal 2018. We anticipate further investments of approximately $110 million in capital expenditures during the second half of fiscal 2018 to bring the fiscal year’s total expenditures to approximately $175 million.

As we look ahead, we see continued growth in demand in both our industry and for Thor’s products specifically. Management remains committed to balancing financial prudence with the goals of our strategic plan, as we endeavor to best position Thor to seize the opportunities presented by the demand for our products and our growing market.

Q
Dealer inventories of Thor products are up 25.5% from last year’s second quarter and up 24.1% from the first quarter of fiscal 2018. What is driving the growth in dealer inventory? Are you concerned that there may be too much inventory in the channel?

A
Based on historical trends, we anticipated our dealer inventory levels would increase during the fall and winter months in anticipation of the spring selling season. For example, dealer inventories increased 25.1% in the second quarter of fiscal 2017, versus the first quarter of fiscal 2017, as compared to our 24.1% growth this year. Given the ongoing strong retail demand for our products by dealers and consumers, as well as dealer optimism regarding the 2018 season, we believe dealer inventory levels are generally appropriate for current industry conditions.  Additionally, many dealers have indicated their strategic decisions to carry more inventories at this time of the year in order to ensure they have adequate levels of product on hand at the start of the spring selling season to satisfy customer demand. Although to a lesser extent, we believe this growth rate also reflects increases in Canadian dealer inventory levels.  As the Canadian economy improved in 2017, dealers have become more optimistic and have increased their inventories to more appropriate levels to reflect an improving RV market.  We have also grown our market share over the past year through the addition of new dealers as well as increased sales to existing dealers, which generally drives additional lot space at the dealers. As a result of these factors, among others, we are not concerned by the level of dealer inventory at this time of the year.

Dealer Inventory (in units):
January 31, 2018	155,650
January 31, 2017	124,000
Unit Change	31,650
% Change	+25.5%

Balance Sheet and Cash Flow:

Q	What payments have you made on the debt facility in fiscal 2018? How much availability existed under the line at January 31, 2018? And when do you anticipate paying off the debt facility?

A
We paid down the debt facility by $65 million during the first half of fiscal 2018. Our remaining debt balance was $80 million as of January 31, 2018, down from $145 million as of July 31, 2017.  As of January 31, 2018, available and unused credit under the revolver was $417.7 million.

Absent an alternative to strategically employ funds available under the debt facility, we anticipate fully retiring the remaining outstanding balance prior to the end of fiscal 2018.

Q	What was working capital at January 31, 2018 and January 31, 2017? What drove the change in working capital year over year?

A
Working capital at January 31, 2018, was $517.1 million compared to $434.9 million at January 31, 2017.  The increase of $82.2 million is primarily a result of a $134.2 million increase in accounts receivable due to the strong increase in sales and the timing of sales near the end of the quarter and an increase in inventory of $112.8 million primarily as a result of additional production facilities and production lines added over the past year. These increases were partially offset by an increase of $136.4 million in current liabilities, primarily accounts payable, and a $24.9 million decrease in cash and cash equivalents.

Drivers of Demand:

Q	Where are we in the RV cycle? What are the signs that you look for when the industry is about to enter a slowdown?

A
While a number of external factors can impact our industry, we foresee several more years of industry growth driven by the continued cyclical expansion as well as strong secular trends with new consumers entering our market.  Favorable demographics, stable economic factors, and the growth of the RV customer base all suggest that the current strong industry performance should continue for the foreseeable future. We monitor such general factors as consumer confidence, dealer sentiment, general economic conditions, as well as specific factors such as RV retail sales, dealer inventory aging, backlog and credit availability, to help determine the health and vibrancy of our industry. This dynamic review leaves us confident that, for the foreseeable future and in the absence of macro events with a contrary impact, we should continue to experience favorable conditions.

Q	What trends are you seeing with regard to new consumers entering the RV market that are driving continued growth in the sector?

A
There are many positive consumer trends that bode well for the long-term future of the RV industry.

Some specific findings of the 2017 North American Camping Report from Kampgrounds of America (KOA) include:

•	More than 1 million households have started camping each year since 2014, resulting in 3.4 million households becoming new campers over the past three years.
•	In 2016, 60% of all campers stayed in a tent – marking a prime target market for Thor to convert tent campers to RV’ers.
•	Of new campers in 2016, 26% camped in an RV, up from 18% in 2015, as new campers continued to drive the growth of the RV industry.

Some key shifts in consumer travel preferences support the continuation of these trends, including the lower cost of RV vacations compared to other forms of travel, the increasing inconvenience of domestic air travel, and the increasing interest in more experiential vacations which often include an outdoor element.

Q	Do you have statistical data supporting the widely-stated claim that younger buyers are entering the RV market?

A
Yes – there are a number of sources that are supportive of this fact, including RVIA’s 2016 Industry Profile which references a Nielsen research study performed for Go RVingTM that found that the typical RV owner is 45 years old compared to a similar study from 2015 that indicated the typical owner was 48 years old. This study did not distinguish between owners of new versus used units, but is indicative of the reduction in the age of RV consumers.  In addition, using data from Statistical Surveys, Inc., we have analyzed annual retail registrations of new RV units from 2013 through 2017 and noted that the average age of the buyer has decreased from 56 years of age in 2013 to 54 years of age in 2017.  Given that over 1 million new VINs were registered during this time frame, a 2 year reduction in the average age is a meaningful age reduction over a relatively short period of time.

Q	How does consolidation within the dealer base impact demand for Thor products? Do you anticipate increased pressure on margins as a result of dealer consolidation?

A
Competition for dealers is inherent in our industry. Recent consolidation has not impacted this reality nor do we expect this to significantly change.  Thor’s success in developing long-standing relationships with the most productive dealers in the market has been and will always be crucial to its success, with or without further consolidation. To date, our margins have not been considerably impacted by dealer consolidation. We do not anticipate significant pressure from further consolidation because our dealers appreciate the value that Thor offers, with its breadth of products and brands, people and day-to-day support. Larger dealers in particular value partnering with a company that has the ability to provide a large volume of units within a reasonable time period throughout the year.

Q	How do used RVs impact the demand and pricing for new products?

A
Used RV inventory continues to be limited and prices remain elevated.  At the same time, new products at the entry level are priced competitively and contain the features and floorplans consumers are looking for.  This combination of price and value is leading many consumers to buy new rather than used products. Robust demand for used RV inventory also enhances trade-in values. Historically, trade-in value has been one factor that supports consumers who choose to purchase new units every 3-5 years. As a result, a healthy used RV market generally has a positive impact on the overall demand for new RVs.

Q	How are Thor and the RV industry different from the automotive industry and other recreational product industries? How do those differences impact demand for your products?

A
Compared to the automotive and other recreational product industries, the RV market generally has: a non-franchised dealer network; a shorter product development cycle; third-party wholesale and retail lenders; and a shorter and less costly capacity expansion process.

The RV industry also differs from many other recreational industries in the context of end markets and the value proposition of the products. Some recreation industries have greater exposure to the agricultural and oil markets as their products are used directly in those markets. From a value-proposition standpoint, many RVs are more affordably priced than other recreational products and can be used by the whole family, whereas other recreational products like small watercraft, motorcycles and ATVs may be used by only one or two family members at a time.

Lastly, unlike the auto industry, the used RV market is constrained currently, and with numerous entry-level RV products of all types available, many buyers are choosing to buy new rather than used units.

Q	What is the impact of rising interest rates on demand for your products?

A
Traditionally, we have experienced little adverse effect from gradual increases in interest rates. We, the dealers and the end consumers are impacted more by the availability of credit.  We remain in a historically low interest rate environment, with adequate credit availability for dealers and qualified consumers, and we expect these conditions will continue to be the case for the foreseeable future.

Current Market Conditions:

Q	Do you anticipate 2018 will be another year of growth for the RV industry?

A	Yes. All meaningful indicators suggest continued growth in the RV market, including:
•	New consumers continue to adopt the RV lifestyle.
•	Retail sales are experiencing continued strong growth.
•	Consumer confidence remains high.
•	Positive macro environment exists with a growing economy, historically low interest rates, relatively stable fuel prices and favorable employment trends.
•	Increased discretionary consumer spending is anticipated from lower tax rates stemming from the recent enactment of the Tax Act.
•	Channel remains healthy with a strong dealer network, fresh inventory on dealer lots and prudent lending discipline among wholesale and retail lenders.
•	Future sales growth opportunities exist due to increasing diversity among our consumer base and an expanding array of uses for RVs driving incremental demand for our products.

Q	What is the current state of the Canadian RV market?

A
In calendar 2017, the Canadian market experienced strong growth rates in sales.  For calendar year 2017, Canadian retail registrations as reported by Statistical Surveys, Inc. increased, with towable retail registrations increasing 12.4% and motorized registrations increasing 40.7%. We believe that a continued healthy Canadian economy will support additional Canadian RV growth in 2018.

Q	What is the state of the labor market where you operate – both in terms of the availability of employees to staff current and new or planned operating facilities as well as wage inflation?

A
The labor market continues to be tight in Northern Indiana, with the most acute labor tightness within the City of Elkhart, contributing to our growth in labor expense. We have implemented multiple initiatives to help attract and retain the best workers and alleviate the labor force pressures.  We will remain competitive when it comes to offering the right combination of wages and benefits, while at the same time managing our capacity growth with a focus on geographical areas that offer larger pools of available, quality workers.  As a result, many of our recent or announced expansions have occurred, or are planned, for areas outside of Elkhart, where the availability of labor is better.

Q
With the concentration of RV production in Northern Indiana and the continued tightness in the labor market there, have you considered establishing production in other parts of the country where labor might be more available?

A
We evaluate numerous opportunities when considering capacity expansions and direct our investments to those areas that we expect will deliver the highest risk-adjusted returns.  As a direct result of these evaluations, over the last 2 years we have completed a number of projects outside of the Northern Indiana area and we recently announced 2 additional major expansions that will also be outside the Northern Indiana area. Specifically, we have completed a series of expansion projects in Nampa, Idaho, for our Heartland subsidiary and recently have broken ground on an additional major expansion at our Jayco facilities in Twin Falls, Idaho.  In addition, on February 26, 2018, we announced a major expansion plan for our Airstream operations in Jackson Center, Ohio. While many of our recent expansion projects have occurred in Northern Indiana, as locations there provide the best access to our extensive base of suppliers and an experienced workforce, the majority of those expansions have been outside of the City of Elkhart where labor is the tightest. See additional expansion details under “Current Hot Topics”.

Q	Can you describe the current competitive environment?

A
The RV industry remains highly competitive, as our subsidiaries and our outside competitors continue to drive the industry forward with new and better products for dealers and consumers.  We are currently experiencing a relatively stable discounting environment in the overall market, compared to previous years.

Q	Have you experienced recent increases in commodity or raw material prices?

A
We have begun to see some price increases on certain raw materials – generally as a result of underlying rising commodity or other input costs such as labor. Going forward, we will also be monitoring the recently proposed tariffs on steel and aluminum, and if enacted, will evaluate their impact on our material costs. See “Current Hot Topics” section below for further discussion regarding the proposed new tariffs. We continuously work closely with our supply partners to minimize any potential price increases, but when price increases are necessary, we have historically been given sufficient forewarning, enabling us to consider those pending increases when determining pricing for our RV products.

Q	Given the strong demand in the industry, are you able to raise prices above inflationary cost increases?

A
We are mindful of the dynamics involved in balancing supply and demand and the impact on pricing.  Given that we are competing for consumer discretionary dollars, it is important to be mindful of the value proposition we present to consumers. Often we are competing not only against other RV manufacturers but also against other consumer discretionary purchases, such as cruises or other traditional vacations, and against other recreational products like boats, motorcycles, or vacation homes and timeshares.  As a result of these broader competitive factors, we face natural limitations on pricing increases beyond those necessary to cover underlying input cost changes.

Q	What is the nature of the current dealer and consumer credit environment?

A
Both are healthy.  The wholesale lending environment remains healthy, with normal seasonal credit line availability and utilization as well as continued discipline among lenders concerning credit lines and curtailments.

Retail lending standards are also healthy and credit is broadly available to credit-worthy consumers with reasonable down payments and normal length of term options available. The retail RV delinquency rate remains low and is significantly below the average delinquency rate of closed-end consumer loans.

Current Hot Topics:

Q
President Trump recently announced that he may impose new tariffs of 25% for steel and 10% for aluminum.  Does Thor utilize imported steel or aluminum for its production of RVs and if so, to what extent? If the tariffs are implemented, how would the tariffs impact Thor?

A
Steel and aluminum are used to varying degrees in our towable and motorized RVs; however, on a consolidated basis, we generally do not purchase material quantities of foreign raw steel or aluminum. Rather, we purchase domestically numerous component parts which contain differing amounts of steel or aluminum. The quantity of steel or aluminum contained in our end products varies significantly depending on the particular type of product, with smaller, light-weight travel trailers containing less of those materials while larger, motorized units contain greater quantities. Examples of some of the key component parts that are utilized in the construction of our products that contain sizeable amounts of steel or aluminum, include: motorized chassis, frames, aluminum siding, axles, slide-out mechanisms, doors, jacks, awnings and structural aluminum extrusions. Other examples of key components that also contain steel or aluminum, but to a lesser extent, include: window frames, steps, furniture structures, sinks and appliances. While our purchases of steel and aluminum components generally come from domestic suppliers, we are currently discussing the proposed tariffs with a number of our key suppliers of steel and aluminum parts and will continue to work closely with them to understand the steel or aluminum material content and the source of the raw materials utilized in the various key component parts we purchase. We have also initiated steps to work with our suppliers to minimize and determine the timing of any actual price increases. As with other raw material price increases, we anticipate implementing corresponding selling price increases of our products, when and to the extent necessary, to account for the increased material costs incurred. Until the final details of the proposed tariffs are announced, and the impact upon our numerous suppliers and their individual component parts is fully appreciated, it is not possible to accurately quantify the impact of the proposed tariffs.

Q	How did the new tax reform legislation affect your results in the second quarter, fiscal 2018? What do you estimate the impact will be for the remainder of fiscal 2018 and full-year fiscal 2019?

A
The Tax Act was signed into law in December 2017, and includes numerous changes to tax law impacting business, the most significant being a permanent reduction in the federal corporate income tax rate from 35% to 21%. The rate reduction took effect on January 1, 2018. As the Company’s 2018 fiscal year ends on July 31, 2018, the Company’s estimated federal corporate income tax rate for fiscal 2018 will be prorated to a blended 26.9% rate (based on the number of days in the fiscal year to which the two different rates apply). In addition, certain other provisions of the Tax Act, such as the repeal of the domestic production activities (Code Section 199) deduction and limitations on the deductibility of executive compensation, will not be effective for the Company during fiscal 2018 but will become effective starting in fiscal 2019.

As a result of the Tax Act, the Company was required to revalue its net deferred tax assets to reflect the impact of the lower tax rates. This revaluation caused a one-time, non-cash reduction of these net deferred assets, and a corresponding charge to income tax expense of approximately $34.0 million. This charge was partially offset by the benefits of both the new lower tax rate during the second quarter and an income tax benefit of $12.5 million as a result of applying the lower rate back to the results for the first quarter of fiscal 2018. Given the significant complexities associated with the changes in the U.S. tax code, the estimated impact of the Tax Act to the Company is provisional in accordance with applicable accounting guidance and subject to further refinement, which could result in changes during subsequent quarters.

We currently estimate our effective tax rate for the remainder of fiscal 2018 to be in the range of 27% and 29%, before consideration of any discrete tax items. As we look forward to fiscal 2019, after considering the lower federal tax rate of 21%, an estimated blended state tax rate, the elimination of the Code Section 199 deduction, and the limitations on the deductibility of executive compensation, we currently estimate an overall effective tax rate in the range of 23% and 25%, before consideration of any discrete tax items.

Q	Given the cash flow benefits derived from the lower tax expense, how does the Company plan to deploy these incremental funds?

A
While the Tax Act is expected to generate additional cash flow in the future, our main  priorities for the use of cash will continue to focus on the funding of our growth, both organically and through acquisition, the repayment of our remaining outstanding debt and increasing returns to our shareholders over time.   As a component of funding our growth, we anticipate making additional long-term investments in our workforce through a variety of initiatives, including enhanced employee training and development programs and other initiatives that will be introduced in fiscal 2018 and fiscal 2019 and targeted to the varying needs of our individual operating entities.

Q	How will tax reform legislation impact your end customers?

A	We anticipate that the lower individual tax rates will translate into improved consumer confidence and disposable income, both of which should benefit demand for discretionary products, like RVs.

Q	Thor has announced a number of expansion projects over the last year. Can you provide a summary of the various expansions including when these facilities came on line or are expected to come on line?

A
Capacity expansion has been, and continues to be, a key strategic focus of management. During the first half of fiscal 2018, we invested $63 million in capital expenditure projects. Typically, a new plant may take 9 to 12 months to achieve full, consistent production rates while a new line added to an existing facility may ramp-up quicker. A summary of some of the larger production facility expansions completed during the last 12 months or anticipated to be completed in fiscal 2018 and beyond are provided below:

2Q-4Q Fiscal 2017
•
Heartland opened a new facility in Elkhart, IN, for its Terry, Prowler and Trail Runner travel trailers and added a second production line to its existing facility in Nampa, Idaho for Cruiser RV’s Shadow Cruiser line and Heartland’s Sundance line of travel trailers.

•	Jayco opened a new manufacturing facility in Middlebury, IN, for its Eagle brand travel trailers and expanded its Middlebury lamination facilities for its motorized products.
•	Keystone added two new production facilities in Goshen, IN, for its travel trailer brands.
•
Thor Motor Coach (TMC) expanded in Wakarusa, IN, with the purchase of an existing building for Class C production and made a major addition to one of its Class A plants in Elkhart, IN for a second production line for gas Class A motorhomes.

1Q Fiscal 2018
•	Heartland opened a new towable production facility in Middlebury, IN.
•	Jayco opened a new production facility in Middlebury, IN, for its Eagle brand fifth wheels.
•	TMC added to its Class C campus in Bristol, IN, to support its popular Quantum motorhome line.

2Q Fiscal 2018
•	Heartland opened a new production facility in Howe, IN, for Cruiser RV’s MPG, Radiance, Shadow Cruiser and Fun Finder laminated travel trailers.

4Q Fiscal 2018
•	Jayco is scheduled to open a facility in Middlebury, IN, for its Jay Flight Brand travel trailers.

Beyond 2018
•
Jayco is currently expanding its manufacturing footprint with a new production facility in Twin Falls, ID, to improve service to dealers in the Western US and Canada. This facility is expected to be completed in fiscal 2019.

•
Airstream recently announced plans to break ground in the spring of 2018 on a 750,000 square foot facility, in Jackson Center, OH, that will include new production space for its iconic travel trailers as well as a state of the art training center and visitor center. The new facility is expected to be completed in fiscal 2019.

The impact of the plant expansions extend beyond the square footage added. As plants are added, production lines are often realigned which enhance efficiencies, quality and output for both the new and existing production lines. Furthermore, with the number of expansions completed in the last few years, our teams have become very efficient in ramping up quickly in a controlled manner.

Q	Thor’s expected increase in capital expenditures for Fiscal 2018 is far higher than the investment made in Fiscal 2017. Why the continued significant investment?

A
Our current production capacity is limiting our ability to expand our market share in a number of key product categories. Dealers want our products. Consumers want our products. To satisfy those demands in a timely manner, additional capacity is needed. We also believe that there has been a secular shift within the industry that will support an ongoing higher annual demand than in past years.

Q	With all your current capacity additions, do you expect the startup of production to have an adverse impact on margins?

A
Generally, the startup of new or expanded towable facilities happens more quickly than the startup of motorized facilities, with lower initial costs. The startup of new facilities can temporarily increase costs as a result of training and assimilating an expanded workforce, and has on occasion in the past, in combination with introducing new product offerings and expanding product lines, led to a short-term increase in warranty costs. Over the past year, however, we have expanded a number of plants, started up a number of new plants and introduced a number of new products, and the start-up impact on our margins was temporary and modest.  With future expansion, we would expect a similar temporary impact.

Q	What was the strategic rationale for making the investment in the TH2 joint venture?

A
As a leader in the recreational vehicle industry, we are constantly evaluating ways to improve the overall RV experience for the end consumer.  Through this global joint venture, we believe we can offer a variety of products and services that provide invaluable benefits, via digital connectivity, to an evolving consumer base throughout the world. As the breadth of our consumer base continues to widen, including the growth in younger consumers entering the market, we must provide them with innovative solutions to not only capture their interest, but to retain them as life-long customers. This venture brings together our manufacturing experience with our JV partner’s (Tourism Holdings, Ltd. (thl)) global RV-travel expertise to deliver an industry-best collection of digital services tailored for RV’ers.

This comprehensive digital platform currently consists of Roadtrippers (www.roadtrippers.com) and Roadtrippers Australasia - - leaders in digital trip planning services; Cosmos, a leading digital platform for RV fleet management, product pricing, and booking and rental management; Mighway (www.mighway.com) a leader in peer-to-peer RV rentals; and Campermate, an Australia and New Zealand’s top camping app.

Q	What impact will the joint venture have on Thor’s earnings in 2018?

A	This transaction is not expected to have a material impact on Thor’s earnings for fiscal year 2018.

Q	How much did you invest in the TH2?

A	We invested approximately $47 million upon closing, in early March 2018, for our 50% interest in TH2.

Outlook:

Q	What is your outlook for fiscal year 2018?

A
All market indicators, as well as our own indicators and metrics, suggest a strong year ahead.  Positive industry growth is expected to continue as consumers remain optimistic about future economic conditions and new consumers continue to enter the RV market.

At the same time, we are still experiencing a tight labor market in Northern Indiana and are seeing some inflationary price increases in certain raw material and commodity-based components. We will proactively address any further cost pressures that may result from the recently proposed tariffs on steel and aluminum. We will also be facing tougher year-over-year comparatives during the second half of the fiscal year as the operating efficiencies and process improvements achieved at Jayco began to materialize in the third quarter of fiscal 2017.

Overall, we are confident that fiscal 2018 will be another year of meaningful growth in both sales and earnings for Thor as we leverage the industry fundamentals with the exceptional brands and products from each of our subsidiaries, our talented team of employees and our partnerships with the best dealers in the industry.

Q	What gives you confidence that the expansion of the RV industry will continue?

A
Unlike many of the expansions we have experienced over the past two decades, the current expansion has been driven largely by new consumers adopting the RV lifestyle.  We view such an expansion to be more sustainable over the long term.  We see a number of other positive factors among consumers that will likely spur continued growth, including improving personal income, higher home values, increasing stock prices driving higher personal wealth, continued strength in light truck and sport utility vehicle sales, and the benefits derived by tax reform that should provide a boost to consumers.  In addition, the demographics are as favorable as they have ever been for our industry, and all indicators are that they will remain so for the foreseeable future.

Q	What are your strategic plans for fiscal 2018 and beyond?

A
Our strategic plans for fiscal 2018 continue to focus first and foremost on the support of our existing operations. For fiscal 2018 we anticipate investing approximately $175 million for capital projects on top of the $115 million invested for capital projects in fiscal 2017.  These investments will further expand our production capacity to enable us to meet our dealers’ demands and expectations and capitalize on opportunities available in the market due to the strong, growing interest in the RV lifestyle across an expanding demographic consumer base.  These expansions in production facilities will also enable us to streamline and maximize production efficiencies by dedicating more production lines to single product lines.

We remain committed to increasing returns to our shareholders and as a demonstration of that commitment, during the first quarter of fiscal 2018, the Board declared a 12% increase to our regular quarterly dividend. This increase was the 8th straight year of dividend increases. Strategic share repurchases or special dividends as determined by the Board of Directors will also continue to be considered.

Additionally, we will continue to evaluate investment and acquisition opportunities as we have in the past, particularly in light of the quick pay-down of our long-term debt related to the Jayco acquisition and the added cash flow anticipated as a result of tax reform. The recently formed joint venture, TH2, is one example of the type of opportunities that exist in the global RV market. We remain an opportunistic acquirer focused on strong brands and accretive transactions, and as potential opportunities arise, we will evaluate them based on their strategic fit within Thor.